Exhibit 99.2

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE May 9, 2014	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces Debt Refinancing

HOUSTON, TX – (May 9, 2014) Cal Dive International, Inc. (NYSE: DVR) announces that it has refinanced its debt to provide more flexibility and liquidity for ongoing and future construction work, primarily in Mexico.  The Company has entered into a $100 million senior secured second lien term loan facility, that includes a new loan of $80 million and the conversion of the Company's existing $20 million unsecured term loan to a secured term loan under the second lien facility.  Both term loans under the second lien facility mature in 2019 with no scheduled amortization.  The $20 million term loan bears interest at Libor plus 6.75% and the $80 million term loan bears interest at Libor plus 11.75%.  The net proceeds of the loan will be used to repay the Company's outstanding $29.7 million secured term loan under its credit facility and $45.0 million of outstanding borrowings under its revolving credit facility.  As part of the refinancing, the Company is permitted to obtain up to $75 million in local project financing for international projects, and intends to transition from relying on its revolving credit facility for the working capital requirements for its large construction projects to utilizing local project financing for this purpose.  The revolving credit facility capacity, already scheduled to decrease to $110 million by the end of July 2014, will be further reduced by $5 million per month thereafter until it reaches $85 million by the end of 2014.  With the refinancing, the Company's total debt on a pro forma basis as of March 31, 2014 will consist of $86.25 million in convertible notes, a $100 million senior secured second lien facility and $60.3 million outstanding under a senior secured revolving credit facility.

Quinn Hébert, Cal Dive's Chairman, President and Chief Executive Officer, stated, "We are pleased to have successfully completed the refinancing of our balance sheet.  The new debt structure will provide us more flexibility and liquidity, which will enable us to take on more large international construction projects.  These projects often require significant amounts of working capital and we want to be able to take full advantage of the opportunities in the market."

Conference Call Information

Further details will be provided during Cal Dive's earnings conference call, scheduled for 3:00 p.m. Central Time today, May 9, 2014.  The teleconference dial-in numbers are:  (866) 953-6856 (domestic), (617) 399-3480 (international), passcode 64247475. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately three hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 19517484.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.